Exhibit 99
FOR IMMEDIATE RELEASE

Contact:    Nick Nottoli        Allister Gobin        Bob Speltz (The Standard)
        (847) 402-5600        (847) 402-2800        971-212-9549

Allstate to sell Employer Voluntary Benefits business to The Standard

NORTHBROOK, Ill., Aug. 13, 2024 – The Allstate Corporation (NYSE: ALL) announced a definitive agreement to sell the Employer Voluntary Benefits business to StanCorp Financial Group, Inc., (The Standard) for $2.0 billion. The sale represents the first step in the strategic decision to enable the three Allstate Health & Benefits businesses – Employer Voluntary Benefits, Individual and Group Health – to realize their full growth potential by combining them with companies that have additional capabilities.

Tom Wilson, Chair, President and CEO of The Allstate Corporation:
“Allstate’s Employer Voluntary Benefits business provides protection to over 3.5 million customers who will continue to be well served by The Standard. The alignment between Allstate’s industry-leading product offerings, employer relationships, distribution and talented team and The Standard’s group benefits business will provide customers with broader protection and higher value. Allstate agents will now offer a broader array of options to customers under a five-year exclusive distribution arrangement. Allstate shareholders will also benefit as capital is deployed to increase market share in personal property-liability and expand protection offerings. Discussions on the sale of the Individual and Group Health businesses are continuing and are expected to achieve the same success.”

Dan McMillan, President and CEO of The Standard:
“We see significant synergies between Allstate’s industry-leading supplemental and voluntary life products and The Standard’s expertise in workplace benefits. This transaction enhances our suite of offerings for customers of all sizes. We look forward to welcoming the talented Allstate Employer Voluntary Benefits employees to The Standard and to a mutually beneficial distribution partnership as we move forward.”

Transaction summary
Allstate will sell its subsidiaries that provide employer voluntary benefits to The Standard for $2.0 billion in cash, adjusted for the closing balance sheet, and subject to customary closing conditions and approvals. For the first half of 2024, these businesses had revenues of $535 million, Adjusted Net Income of $45 million, and statutory capital and surplus of $255 million.

“The sale is expected to generate a gain of about $600 million and increase deployable capital by $1.6 billion,” said Jess Merten, Allstate Chief Financial Officer. “Adjusted net income return on equity will decline by about 100 basis points following the sale, which is expected in the first half of 2025.”

Investors
Allstate will host a conference call and webcast at 9 a.m. Eastern on Wednesday, Aug. 14 to discuss the transaction. The investor webcast can be accessed at www.allstateinvestors.com. A replay will be posted shortly after.

Advisers
J.P. Morgan and Ardea Partners are acting as financial advisors and Willkie Farr & Gallagher LLP is acting as legal advisor to Allstate. Citi is acting as exclusive financial advisor and Debevoise & Plimpton is acting as legal advisor to The Standard.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices, and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

About The Standard
The Standard is a family of companies dedicated to helping customers achieve financial well-being and peace of mind. In business since 1906, we are a leading provider of financial protection products and services for employers and individuals. Our products include group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, voluntary and supplemental benefits, absence management and paid family leave services, retirement plans products and services and individual annuities. For more information about The Standard, visit standard.com and follow us on LinkedIn.

The Standard is the marketing name for StanCorp Financial Group, Inc., and its subsidiaries: Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, Anthem Life Insurance Company, Anthem Life & Disability Insurance Company and Greater Georgia Life Insurance Company.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-looking statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,”

“estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions, and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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